ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (“Agreement”) is made as of the 16th day of October, 2012 (the “Effective Date”) between Strike Axe, Inc., a Delaware corporation (“Strike Axe”), with principal offices at 247 W. 1400 S., Suite 101, St. George, UT 84780, and Mega-Pro Nutrition, Inc., a Utah corporation (“Mega-Pro”), with principal offices at 251 W. Hilton Drive, St. George, Utah 84770.

1.

Sale of Assets.  Mega-Pro hereby agrees to sell and Strike Axe agrees to purchase all of Mega-Pro's right, title and interest, in and to (a) those products distributed and sold by Mega-Pro as set forth in Exhibit A (the “Products”) including, without limitation, trade secrets, designs, formulations, licenses and intellectual property with respect to the Products, (b) the trade names set forth in Exhibit B (the “Names”), (c) all inventory of Products located at 247 W. 1400 S., Suite 101, St. George, Utah 84780 (the “Premises”), or on order pursuant to outstanding purchase orders, as of the Closing Date (defined below) (the “Inventory”), (d) the furniture, fixtures, equipment and supplies located at the Premises as set forth on Exhibit C (the “FFE”), (e) the website www.mega-pro.com (the “Website”), and (f) the telephone number 800-541-9469 (the “Phone Number”).   The Products, Names, Inventory, FFE, Website and Phone Number are collectively referred to herein as the “Assets.”

1.1

No Assumption of Liabilities.  Strike Axe shall not assume any liabilities of Mega-Pro (whether or not related to the Assets), including (a) any tax liabilities of Mega-Pro; (b) any obligations of Mega-Pro relating to accounts payable or other indebtedness; (c) any wages or salaries or other obligations relating to employment or any employees of Mega-Pro; or (d) any other liabilities of Mega-Pro.

1.2

Transaction Taxes.  Mega-Pro shall be liable for any sales taxes, use taxes, transfer taxes or similar taxes, charges or fees that may become payable in connection with the conveyance and sale of the Assets to Strike Axe.

1.3

Allocation.  Mega-Pro and Strike Axe shall determine in good faith the manner in which the Purchase Price (as defined below) will be allocated among the Assets.  Neither Mega-Pro nor Strike Axe, nor their respective shareholders shall file any tax return or other document with, or make any statement or declaration to, any governmental body that is inconsistent with such allocation.

1.4

Excluded Assets.  Only the items specifically identified and defined as Assets in this Section 1 and in Exhibits A, B and C shall be included in the sale to Strike Axe.  The items set forth on Exhibit D (the “Excluded Assets”) are specifically excluded from the Assets being sold by Mega-Pro to Strike Axe pursuant to this Agreement.  Mega-Pro and Strike Axe acknowledge that included in such Excluded Assets are products that have accounted for more than 60% of Mega-Pro’s sales over the past five (5) years.

2.

Consideration. The consideration for the sale and transfer of the Assets (the “Consideration”) shall be (a) the payment by Strike Axe to Mega-Pro of Two Hundred Thousand Dollars ($200,000) in cash plus an additional amount in cash equal to the book value of the Inventory on the Closing Date (the “Cash Payment”), (b) the issuance by Strike Axe to Mega-Pro of a Note in the amount of Five Hundred Thousand Dollars ($500,000) with payment and conversion terms as set forth in Section 10 below, (c) the grant by Strike Axe to Mega-Pro of the License as set forth in Section 11 below, and (d) the assumption of Mega-Pro’s rights and obligations as the tenant under the Lease with respect to the Premises by execution of the Assignment and Assumption of Lease as set forth in Section 12 below.

3.

Closing. The closing of the transaction described by this Agreement (the “Closing”) shall occur on December 1, 2012 (the “Closing Date”).  At the Closing (a) Strike Axe shall deliver to Mega-Pro the Cash Payment, the Note, the License, and the Assignment and Assumption of the Lease, and (b) Mega-Pro will deliver to Strike Axe a bill of sale and assignment of rights with respect to the Assets. The Closing shall be consummated at 10:00 a.m. on the Closing Date at the offices of Bangerter Sheppard, PC, 720 S. River Road, Suite A-200, St. George, Utah 84790.

4.

Representations and Warranties of Mega-Pro.  Mega-Pro represents and warrants to Strike Axe as follows:

4.1

Organization and Good Standing.  Mega-Pro is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and has all requisite power and authority to carry on its business as currently conducted.

4.2

Corporate Authority; Authorization of Agreement.  Mega-Pro has all corporate requisite power and authority to execute and deliver this Agreement and the documents provided for herein to be executed and delivered by Mega-Pro at the Closing, to consummate the transactions contemplated hereby and to perform its obligations under this Agreement and such documents.  Mega-Pro has taken all proper corporate action to authorize and approve the execution and delivery of this Agreement and the documents provided for herein to be executed and delivered by Mega-Pro at the Closing, the performance of all the terms and conditions hereof and thereof to be performed by Mega-Pro and the consummation of the transactions contemplated hereby and thereby.  No other act or proceeding on the part of Mega-Pro is necessary to authorize the execution, delivery or performance of this Agreement or such other documents, or the transactions contemplated hereby or thereby.  This Agreement constitutes (and the documents provided for herein to be executed and delivered by Mega-Pro at the Closing will, when executed and delivered, constitute) the legal, valid and binding obligations of Mega-Pro, enforceable against Mega-Pro in accordance with their terms, except as may be (i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

4.3

No Violation.  The execution and delivery by Mega-Pro of this Agreement and the documents provided for herein, the consummation by Mega-Pro of the transactions contemplated hereby and thereby and the compliance by Mega-Pro with the terms hereof and thereof, do not and will not (a) violate or conflict with or result in a breach of any provisions of or constitute a default (or an event which, with notice or lapse of any applicable cure period, or both, would constitute a default) or require a consent under, or result in the termination of, or accelerate the performance required by or result in the creation of any lien upon any of the Assets under, any of the terms, conditions or provisions or the articles of incorporation, bylaws or similar charter documents of Mega-Pro, or (b) violate any order, writ, injunction, decree, statute, rule or regulation of any government authority applicable to Mega-Pro or the Assets.

4.4

Actions and Proceedings.  Except as set forth in Exhibit E hereto,

(a)

There is no action, suit, proceeding or investigation pending against Mega-Pro notice of which has been served on Mega-Pro, or to the best of Mega-Pro’s knowledge, threatened against Mega-Pro involving or affecting the Assets ;

(b)

There are no decrees, injunctions, liens or orders of any governmental authority outstanding against Mega-Pro of which Mega-Pro has received written notice relating to or affecting the Assets that would have a material adverse effect upon the Assets;

(c)

There is no action, suit, proceeding or investigation pending against Mega-Pro which has been served on Mega-Pro by which any person or entity seeks to restrain, prohibit or enjoin the performance by Mega-Pro of the transactions contemplated hereby.

4.5

No Brokers.  No person or entity acting on behalf of Mega-Pro has any valid claim against Strike Axe or the Assets for any broker’s or finder’s fee or similar compensation in connection with the transactions contemplated hereby.  Mega-Pro shall indemnify and hold Strike Axe harmless from and against any and all claims by any person or entity alleging a right to a broker’s or finder’s fee from or through Mega-Pro.

4.6

Other Agreements.  There exist no agreements or arrangements for the sale by Mega-Pro of the Assets (including, without limitation, calls on or other rights in favor of persons or entities other than Mega-Pro to purchase such Assets whether or not the same are currently being exercised).

4.7

Compliance With Laws.  To the best of Mega-Pro’s knowledge, Mega-Pro is in compliance in all material respects with all permits, copyrights, judgments, orders, decrees, injunctions, statutes, rules, regulations and other legal or administrative requirements of all governmental authorities having jurisdiction over the Assets, except where non-compliance would not have a material adverse effect upon the Assets.  Mega-Pro has not received any written notice of a material violation of any such permit, copyright, judgment, order, decree, injunction, statute, rule, regulation or other legal or administrative requirement from any governmental authority having jurisdiction over the Assets other than violations which, to the best of Mega-Pro’s knowledge, have been cured or remedied to such government authority’s satisfaction.

4.8

Title to Assets.  Mega-Pro has good title and/or a valid ownership interest in all of the Assets free and clear of all liens, claims and encumbrances. Upon consummation of the Closing Mega-Pro will claim no further ownership interest in the Assets other than its rights under the License.

4.9

Full Disclosure.  Neither this Agreement nor any Exhibit hereto contains or will contain any untrue statement of fact by Mega-Pro, and neither this Agreement nor any such Exhibits omits or will omit to state any fact necessary to make any of the representations, warranties or other statements or information contained therein regarding Mega-Pro not misleading

5.

Representation and Warranties of Strike Axe.

5.1

Organization and Good Standing.  Strike Axe is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and lease the properties and assets it owns and leases and to carry on its business as such business is presently conducted.

5.2

Corporate Authority; Authorization of Agreement.  Strike Axe has all requisite corporate power and authority to execute and deliver this Agreement and the documents provided for herein to be executed and delivered by Strike Axe at the Closing, to consummate the transactions contemplated hereby and to perform its obligations under this Agreement and such documents.  Strike Axe has taken all proper corporate action to authorize and approve the execution and delivery of this Agreement and the documents provided for herein to be executed and delivered by Strike Axe at the Closing, the performance of all the terms and conditions hereof and thereof to be performed by Strike Axe and the consummation of the transactions contemplated hereby and thereby.  No other act or proceeding on the part of Strike Axe is necessary to authorize the execution, delivery or performance of this Agreement or such other documents, or the transactions contemplated hereby or thereby.  This Agreement constitutes (and the documents provided for herein to be executed and delivered by Strike Axe at the Closing will, when executed and delivered, constitute) the legal, valid and binding obligations of Strike Axe, enforceable against Strike Axe in accordance with their terms, except as may be (i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

5.3

No Violation.  The execution and delivery by Strike Axe of this Agreement and the documents provided for herein, the consummation by Strike Axe of the transactions contemplated hereby and thereby and the compliance by Strike Axe with the terms hereof and thereof, do not and will not (i) violate or conflict with or result in a breach of any provisions of or constitute a default (or an event which, with notice or lapse of any applicable cure period, or both, would constitute a default) or require a consent under, or result in the termination of, or accelerate the performance required by or result in the creation of any lien upon any of the Assets under, any of the terms, conditions or provisions or the articles of incorporation, bylaws or similar charter documents of Strike Axe, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation of any government authority applicable to Strike Axe or the Assets.

5.4

Litigation.  There is no action, suit, proceeding or investigation pending against Strike Axe or its affiliates which has been served on Strike Axe or its affiliates or, to the best of Strike Axe’s knowledge, threatened against Strike Axe or its affiliates by which any person seeks to restrain or enjoin the performance by Strike Axe of this Agreement.

5.5

No Brokers.  No person or entity acting on behalf of Strike Axe has any valid claim against Mega-Pro for any broker’s or finder’s fee or similar compensation in connection with the transactions contemplated hereby.  Strike Axe shall indemnify and hold Mega-Pro harmless from and against any and all claims by any person or entity alleging a right to a broker’s or finder’s fee from or through Strike Axe.

5.6

Full Disclosure.  Neither this Agreement nor any Exhibit hereto contains or will contain any untrue statement of fact by Strike Axe, and neither this Agreement nor any such Exhibits omits or will omit to state any fact necessary to make any of the representations, warranties or other statements or information contained therein regarding Strike Axe not misleading.

6.

Due Diligence.

6.1

Access to Assets.  Upon execution of this Agreement, and until the Closing, Strike Axe shall have the right to inspect the Assets at the Premises provided such inspection does not interfere with Mega-Pro’s business operations.

6.2

Other Due Diligence.  Prior to the Closing, and subject to the terms and conditions of this Agreement, Strike Axe may conduct such other examination or investigation of public records relating to the Assets or third persons having knowledge of the Assets as Strike Axe may choose to conduct in its discretion.

7.

Further Actions.  From and after the Closing Date, Mega-Pro and Strike Axe and their respective representatives will cooperate with each other, and shall execute and deliver such documents and take such other actions as either party may reasonably request, for the purpose of effecting the transactions set forth herein.  To the extent that the parties hereto have been unable to obtain any consent that Strike Axe reasonably deems necessary to be obtained for the transfer to Strike Axe of any of the Assets by the Closing Dates, Mega-Pro shall cooperate with Strike Axe in Strike Axe’s efforts to obtain such consent.  Until such consent is obtained, Mega-Pro shall cooperate, and shall use its commercially reasonable efforts to cause its representatives to cooperate, with Strike Axe in any lawful arrangement designed to provide Strike Axe with the benefits of such Assets.

8.

Default/Termination.  The parties may terminate this Agreement as follows:

8.1

Default.    Either party may terminate this Agreement in the event of a breach by the other party of any of its obligations contained herein if such breach continues uncured for a period of thirty (30) days after written notice of such breach to the other party.

8.2

Termination by Strike Axe.   Strike Axe may terminate this Agreement at any time upon thirty (30) days written notice to Mega-Pro.

8.3

Termination by Mega-Pro.  Mega-Pro may terminate this Agreement at any time at or after the Closing Date in the event Strike Axe does not deliver the Cash Payment, the Note, the License and the Assignment and Assumption to Mega-Pro at the Closing.

9.

Indemnification.

9.1

 Indemnification of Mega-Pro by Strike Axe.  Strike Axe shall indemnify, defend (with counsel reasonably acceptable to Mega-Pro) and hold harmless Mega-Pro and Mega-Pro’s employees, affiliates, agents, consultants, attorneys, representatives, contractors, directors and officers (collectively, the “Mega-Pro Parties”) against and from any and all claims, loss, damage, liability or expense, including without limitation court costs and reasonable attorneys’

fees and experts’ fees, which the Mega-Pro Parties may incur or sustain (a) either prior to or following the Closing, caused or allegedly caused by (i) the negligence or wrongful acts of, or (ii) any breach or default by, Strike Axe of its obligations under this Agreement, and (b) by reason of or in any way relating to Strike Axe’s operations or use, sale, promotion, distribution or dealings of any nature with respect to the Assets after the Closing.

9.2

 Indemnification of Strike Axe by Mega-Pro.  Mega-Pro shall indemnify, defend (with counsel reasonably acceptable to Strike Axe) and hold harmless Strike Axe and its employees, affiliates, agents, consultants, attorneys, representatives, contractors, directors and officers (collectively, the “Strike Axe Parties”) against and from any and all loss, damage, liability or expense, including without limitation court costs and reasonable attorneys’ fees and experts’ fees, which the Mega-Pro Parties may incur or sustain (a) either prior to or following the Closings, caused or allegedly caused by (i) the negligence or wrongful acts of, or (ii) any breach or default by Mega-Pro of its obligations under this Agreement, and (b) by reason of or in any way relating to Mega-Pro’s operations or use, sale, promotion, distribution or dealing of any nature with respect to, the Assets prior to the Closing.

9.3

Survival.  The respective indemnity obligations of the parties set forth in this Section 9 shall survive the Closing, and may be enforced by the parties and their successors and assigns following the Closing.

10.

Convertible Promissory Note.  As part of the Consideration, at the Closing Strike Axe will deliver to Mega-Pro a convertible promissory note (the “Note”) in a form acceptable to Mega-Pro and Strike Axe with the following terms:

Principal Amount:

$500,000

Interest Rate:

8% per annum

Monthly Payment Schedule:

Month 1 - $10,000

Month 2 - $20,000

Month 3 - $35,000

Months 4 through 11 - $50,000

Month 12 – All remaining principal and interest

Prepayment Discount:

If the Note is paid in full within the first three months the principal amount will be reduced by $50,000.

Conversion Rights:

Mega-Pro will have the option to convert all or a portion of the outstanding balance of the Note into shares of Strike Axe stock at the price of $0.35 per share.

11.

Grant of License.

At the Closing Strike Axe will execute and deliver to Mega-Pro a non-exclusive, worldwide, royalty-free, perpetual license (the “License”) to use the name “Mega-Pro” as part of Mega-Pro’s official name, “Mega-Pro Nutrition, Inc.,” and as part of the business name “Mega-Pro Screen Printing and Embroidery.”  The License will be in a form acceptable to Mega-Pro and Strike Axe.

12.

Lease of Premises.

Effective as of the Closing Date, Mega-Pro will assign to Strike Axe, and Strike Axe will assume, pursuant to an assignment of lease agreement in a form acceptable to Mega-Pro and Strike Axe (the “Assignment and Assumption of Lease”), all of Mega-Pro’s rights and obligations as tenant under the lease of the Premises (the “Lease”) from Spin ‘n Grin, LLC as landlord, which Lease will have a remaining term of twelve (12) months at a rental rate of $3,500 per month.

13.

Miscellaneous.

13.1

Public Announcements.  Mega-Pro shall not make any public announcement or statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Strike Axe to the form, content and timing of such announcement or statement.  However, Strike Axe may make such announcement or statement upon (a) receiving advice of its counsel that the making of such public announcement or statement is required by applicable law, rule or regulation; and (b) giving Mega-Pro as much prior notice as is reasonably practicable under the circumstances.  The Purchase Price and other material terms of this Agreement are confidential and shall not be disclosed by either party without the prior written consent of the other party.

13.2

Agreement of the Parties.  This Agreement represents the entire and integrated agreement of the parties hereto, and supersedes any and all prior agreements between the parties, including without limitation that certain Offer Letter between Strike Axe and Mega-Pro dated August 22, 2011, which Offer Letter is hereby terminated as of the Effective Date.  Strike Axe and Mega-Pro expressly acknowledge, warrant and understand that there are no statements, representations, inducements or agreements made by or between the parties hereto except as expressly set forth herein in writing.  No amendment, supplement or termination hereof shall be valid except by way of writing subscribed by the parties hereto.

13.3

Attorneys’ Fees.

(a)

Strike Axe will reimburse Mega-Pro for fifty percent (50%) of the legal fees (“50% of Legal Fees”) incurred by Mega-Pro in connection with the negotiation of the transaction contemplated by this Agreement, the preparation of this Agreement and the other documents referred to herein (i.e., Note, License, Assignment and Assumption Agreement), and the Closing.  Strike Axe will pay to Mega-Pro the 50% of Legal Fees at or prior to the Closing, or if the transaction contemplated by this Agreement does not close, then immediately upon demand by Mega-Pro.

(b)

Except as provided above in Section 13.3(a), each party shall bear and pay all fees, costs and expenses (including fees and expenses of such party’s legal, accounting, financial and other advisors) that have been incurred or that are in the future incurred by, on behalf of or for the benefit of, such party in connection with: (i) the negotiation, preparation and review of this Agreement, including the Exhibits hereto; and (ii) the consummation and performance of the transactions contemplated hereby.

(c)

In connection with any suit or other proceeding (including without limitation appellate or bankruptcy proceedings) with respect to the subject matter, interpretation or enforcement of this Agreement, or the right to indemnification hereunder, the prevailing party (as determined by the court, agency or other authority before which suit or proceeding is commenced) shall, in addition to such other relief as may be awarded, be entitled to recover reasonable attorneys’ fees, expert witness fees, expenses and costs of suit or investigation as actually incurred.

13.4

Assignment.  This Agreement shall not be assignable by any party without the prior written consent of the other parties, which consent shall not be unreasonably withheld.  Subject to such consent, the terms, conditions and covenants of this Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns.

13.5.

Notices.  All notices, which may be or are required, to be given by either party to the other party hereunder shall be in writing (“Notices”).  All Notices shall be sufficiently given, made or delivered if personally served.  All Notice shall also be sufficiently given, made or delivered (i) upon facsimile transmission to the numbers specified under the parties’ signatures so long as a confirming copy is sent by United States mail, (ii) upon email transmission to the email addresses specified under the parties’ signature so long as a confirming copy is sent by United States mail, (iii) the next business day following deposit with a national overnight courier service, addressed to the parties at the addresses under their signatures, or (iii) forty-eight (48) hours following the certified mailing thereof, postage prepaid, addressed to the parties at the addresses under their signatures.

13.6.

Time.  Time is of the essence of this Agreement and every provision hereof.

13.7.

Uncontrollable Forces.  Except with respect to a default in making payments of the Purchase Price, no party to this Agreement shall be in default under this Agreement when a failure of performance shall be the result of uncontrollable forces.  The term “uncontrollable forces” shall mean any cause or causes beyond the control of a party, including without limitation failure of or threat of failure of facilities, flood, earthquake, storm, drought, fire, lightning, or other natural catastrophe, civil disturbance or disobedience, sabotage, war and/or acts of terrorism, government priorities and restraint by court order or public authority, and action or non-action by, or inability to obtain or maintain in effect, the necessary authorizations or approvals from any governmental agency or authority, any of which by exercise of due diligence of a party could not reasonably have been expected to avoid and which by exercise of due diligence it has been unable to overcome.  Nothing contained in this section shall be construed as requiring a party to settle any labor dispute in which it may be involved, or to enter into any contracts or commit to financing arrangements, which contains conditions or terms, which a party determines, are unduly burdensome.

13.8.

Waiver.  No waiver by any party of any of the terms or conditions of this Agreement or any of such party’s rights under this Agreement shall be effective unless such waiver is in writing and signed by the party charged with the waiver.

13.9

Exhibits.  The Exhibits to this Agreement are incorporated by this reference as if fully set forth herein.

13.10

Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and scanned copies of original signatures shall be deemed and shall have the effect of original signatures.

13.11

Independent Counsel; No Presumption.  Each party acknowledges that:  (a) it has been represented by independent counsel in connection with this Agreement; (b) it has executed this Agreement with the advice of such counsel; and (c) this Agreement is the result of negotiations between the parties hereto and the advice and assistance of their respective counsel.  The fact that this Agreement was prepared by counsel for one party or the other as a matter of convenience shall have no import or significance.  Any uncertainty or ambiguity in this Agreement shall not be construed against either party because its counsel prepared this Agreement in its final form.

13.12

Severability.  If any provision of this Agreement or application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement (including the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable) shall not be affected thereby provided the substantial provisions of this Agreement are still enforceable (payment of Purchase Price and conveyance of Assets), and each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

13.13

Interpretation.  Words used in the singular number shall include the plural, and vice-versa, and any gender shall be deemed to include every other gender.  The captions and headings of the Sections of this Agreement are for convenience of reference only and shall not be deemed to define or limit the provisions hereof.  The Recitals stated above are material parts of the consideration of this Agreement and are incorporated by reference as terms of this Agreement.

13.14

Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Utah (without giving effect to principles of conflicts of laws).  Any proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced in any state or federal court located in the County of Washington, Utah.  Each party expressly and irrevocably consents and submits to the non-exclusive jurisdiction of each state and federal court located in the County of Washington, Utah (and each appellate court located in the State of Utah) in connection with any such Proceeding.

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[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the Effective Date first above written.

STRIKE AXE:

MEGA-PRO:

STRIKE AXE, INC.

MEGA-PRO NUTRITION, INC.

247 W. 1400 S., Suite 101

251 W. Hilton Drive

St. George, Utah 84780

St. George, Utah 84770

Email:

Email:  dave@mega-pro.com

By: /s/Shaun M. Sullivan

By: /s/David V. Smith

Shaun M. Sullivan, President

David V. Smith, President

EXHIBIT A

PRODUCTS

Magnum Whey

Carbo Hit

Massive Weight Gainer

Mega-Pro CEE

Mega-Pro Bcaa

Caffeine Alert

Stim and Trim

Super Egg Amino

Athletic Pac Plus

DHEA

Chromium Picolinate

Tribulus Terrestris

Amino 2200

EXHIBIT B

TRADENAMES

Mega-Pro

Mega-Pro Nutrition

Mega-Pro Sports Nutrition

Mega-Pro International

EXHIBIT C

FURNITURE, FIXTURES AND EQUIPMENT

- All pallet shelving located on the Premises

- One fork lift located on the Premises

- All computers located on the Premises

- One photocopier located on the Premises

- All office furniture located on the Premises

- All other office equipment and office supplies located on the Premises

- Miscellaneous product related items (labels, display boards, etc.) located on the Premises

EXHIBIT D

EXCLUDED ASSETS

- All rights to purchase and sell ephedrine and products containing ephedrine, all products containing ephedrine, and all licenses and permits relating to the sale of ephedrine and products containing ephedrine

- All other Mega-Pro products not listed on Exhibit A

- All outstanding accounts receivable with respect to the sale of Products through and including the Closing Date

EXHIBIT E

LITIGATION

1.

On or about May 10, 2012 Mega-Pro received a letter from Oliver Law Group (“Oliver”) in Michigan advising Mega-Pro that Oliver was contemplating filing a federal class action lawsuit in Michigan against Mega-Pro alleging false and misleading advertising with respect to Mega-Pro CEE (“CEE”).  Mega-Pro, through its attorneys, has responded to Oliver denying liability and denying that Oliver will be able to establish the jurisdictional requirements to maintain a federal class action lawsuit.  Mega-Pro has provided detailed information to Oliver regarding Mega-Pro’s sales of CEE.  In addition, Mega-Pro has stopped promoting CEE using the language that Oliver claims is misleading.  Mega-Pro and Mega-Pro’s attorneys have not heard from Oliver since June 2012.